Exhibit 5.1

A&L Goodbody Solicitors International Financial Services Centre North Wall Quay Dublin 1

Tel: +353 1 649 2000 Fax: +353 1 649 2649 email: info@algoodbody.com website: www.algoodbody.com dx: 29 Dublin

Our ref |	AFC/DEG 01409210	Your ref |	Date |	29 January 2014

Prothena Corporation plc

25-28 North Wall Quay

Dublin 1

Ireland

Re:	Prothena Corporation plc (the Company)

Dear Sirs,

We have acted as Irish counsel to the Company, a public limited company incorporated under the laws of Ireland (registered number 518146) in connection with the secondary sale of up to 3,182,253 ordinary shares of the Company, par value $0.01 per share (the Secondary Shares) held by Elan Science One Limited (the Selling Shareholder) at the date of this Opinion. The Secondary Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission (the SEC) on 17 January 2014 and a prospectus supplement dated 29 January 2014. The sale of the Secondary Shares will be pursuant to an underwriting agreement dated 29 January 2014 between Merilll Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., the Selling Shareholder and the Company.

In connection with this Opinion, we have reviewed copies of such corporate records of the Company as we have deemed necessary as a basis for the opinion hereinafter expressed. In rendering this Opinion, we have examined, and have assumed the truth and accuracy of the contents of, such documents and certificates of officers of the Company and of public officials as to factual matters and have conducted such searches, as of the date hereof, in public registries in Ireland as we have deemed necessary or appropriate for the purposes of this Opinion but have made no independent investigation regarding such factual matters. In our examination we have assumed the truth and accuracy of the information contained in such documents, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

We have further assumed that none of the resolutions and authorities of the shareholders or directors of the Company upon which we have relied have been or will be varied, amended or revoked in any respect or have expired and that the Secondary Shares have been issued in accordance with such resolutions and authorities.

We have assumed the absence of fraud on the part of the Company and its respective officers, employees, agents and advisers and that the Company has issued the relevant ordinary shares in good faith, for its legitimate and bona fide business purposes. We have further assumed that: (i) the Company will be fully solvent at the time of and immediately following the sale of any Secondary Shares; (ii) no resolution or petition for the appointment of a liquidator or examiner will be passed or presented prior to the sale of Secondary Shares; and (iii) no receiver will have been appointed in relation to any of the assets or undertaking of the Company prior to the sale of the Secondary Shares.

Having made such further investigation and reviewed such other documents as we have considered requisite or desirable, subject to the foregoing and to the within additional qualifications and assumptions, we are of the opinion that the Secondary Shares have been duly authorised, validly issued pursuant to the resolutions of the Company’s board of directors, are fully paid and are not subject to calls for any additional payments (non-assessable).

In rendering this Opinion, we have confined ourselves to matters of Irish law. We express no opinion on any laws other than the laws of Ireland (and the interpretation thereof) in force as at the date hereof.

Dublin         Belfast         London         New York         Palo Alto

P.M. Law	P.D. White	P.V. Maher	K.P. Allen	A.C. Burke	J.F. Whelan	C. McCourt	K. Furlong	L.A. Murphy	K. yan
J.H. Hickson	V.J. Power	S. O’Riordan	E.A. Roberts	D. Widger	J.B. Somerville	R.M. Moore	P.T.Fahy	A. Walsh	E. Hurley
C.E. Gill	L.A. Kennedy	M.P.McKenna	C. Rogers	C. Christle	M.F. Barr	D. Main	A.J. Johnston	A. Casey	G. Stanley
E.M. Fitzgerald	S.M. Doggett	K.A. Feeney	G. O’Toole	S.O’Croinin	B.Walsh	J. Cahir	M. Rasdale	B. Hosty	D. Dagostino
B.M. Cotter	B.McDermott	M.Sherlock	J.N. Kelly	J.W. Yarr	A.M.Curran	M. Traynor	D. Inverarity	M. O’Brien
J.G. Grennan	C. Duffy	E.P. Conlon	N. O’Sullivan	D.R. Baxter	A. Roberts	P.M. Murray	M. Coghlan	K. Killalea
J.Coman	E.M. Brady	E. MacNeill	M.J. Ward	A.McCarthy	M. Dale	N. Ryan	D.R. Francis	L. Mulleady

Consultants:   J.R. Osborne   S.W Haughey   T.V. O’Connor   Professor J.C.W. Wylie   A.F. Browne   M.A. Greene   A.V. Fanagan   J.A. O’Farrell   I.B.Moore

We hereby consent to the filing of this Opinion with the SEC as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on 29 January 2014.

This Opinion is being delivered to you and may not be relied upon or distributed to any other person without our prior written consent.

The Opinion is governed by and construed in accordance with the laws of Ireland.

Yours faithfully,

/s/ A&L Goodbody

A&L Goodbody

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